Exhibit 99.1

Evolent Health, Inc. Announces Closing of Initial Public Offering

Washington, D.C. (June 10, 2015) – Evolent Health, Inc. (NYSE: EVH) has closed its previously announced initial public offering of its Class A common stock. Evolent sold 13,225,000 shares of its Class A common stock in total in the offering, which included 1,725,000 shares of Class A common stock sold pursuant to the option granted to the underwriters by Evolent, which was exercised in full prior to the closing. Total net proceeds to Evolent from the offering, after deducting underwriting discounts and commissions but before expenses, were approximately $209 million. Evolent’s common stock began trading on the New York Stock Exchange on June 5, 2015 under the symbol “EVH”.

J.P. Morgan Securities LLC and Goldman, Sachs & Co. acted as joint bookrunners for the offering. Wells Fargo Securities, LLC, William Blair & Company, L.L.C., SunTrust Robinson Humphrey, Inc. and Leerink Partners LLC acted as co-managers.

A registration statement relating to the securities sold in the offering has been declared effective by the Securities and Exchange Commission (SEC). The offering was made only by means of a prospectus. A copy of the final prospectus relating to these securities has been filed with the SEC and may be obtained by contacting J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803-9204; or Goldman, Sachs & Co., Attn: Prospectus Department, 200 West Street, New York, NY 10282, telephone: (866) 471-2526, facsimile: (212) 902-9316, e-mail: prospectus-ny@ny.email.gs.com.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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About Evolent Health

Evolent Health partners with leading health systems to drive value-based care transformation. By providing clinical, analytical and financial capabilities, Evolent helps physicians and health systems achieve superior quality and cost results. Evolent’s approach breaks down barriers, aligns incentives and powers a new model of care delivery resulting in meaningful alignment between providers, payers, physicians and patients.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are based on management’s expectations, estimates, projections and assumptions. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. Additional information regarding these factors is contained in Evolent’s registration statement on Form S-1 filed with the SEC.

Source: Evolent Health, Inc.

Contacts:

Robin Glass

rglass@evolenthealth.com

415.505.8152

Rob Cronin

rcronin@wcgworld.com

917.414.5289